Exhibit 10.1

Joint Venture Agreement

This Joint Venture Agreement (this "Agreement") datqd October 23, 2012 (the "Effective Date") is entered into by and between First Kontact LLC a Nevda company ("First Kontact") and Premier Brands, Inc., a Wyoming company ("Premier Brands").

WITNESETH

WHEREAS, Premier Brands is engaged in the business of manufacturing and distributing consumer packaged goods;

WHEREAS, First Kontact is engaged in the business of direct sales and marketing including phone sales, telemarketing, online marketing, direct marketing and customer service;

WHEREAS, since February 2012, First Kontact has been allowing Premier Brands to use its marketing center located in Tijuana, Baja California, Mexico, for the purpose of marketing, promotion, sales and distribution of consumer packaged goods to convenience stores, supermarkets, pharmacies, mass retail, wholesalers and distributors the United States, in exchange for certain cash and stock compensation (the "Joint Venture"); and

WHEREAS, both parties desire to form a written agreement to govern such Joint Venture; and

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

1.	SERVICES.

First Kontact shall provide or make available to Premier Brands office facilities, human resources, training services, technology and management support as specified in the list attached hereto as Exhibit A, and use its best efforts to market, promote, sell and distribute such certain consumer packaged goods according to the instructions of Premier Brands.

2.	COMPENSATION.

For the services provided, Premier Brands shall pay First Kontact:

(i)    a monthly fee to be determined by both parties each month based upon such month's costs of sales and marketing campaign, within the range of $3,000 to $7,500 per month; and

(ii)   200,000 shares of the common stock of Premier Brands per annum (the "Shares"). The Shares shall vest in equal installments over a 12-month period on the last calendar day of each month; provided, however, if this Agreement is terminated pursuant to Section 4 of this Agreement, First Kontact shall forfeit any and all of the unvested Restricted Shares as of such termination.

3.	TERM

This Agreement shall be effective for a three (3) years term from the Effective Date, unless sooner terminated in accordance to Section 4 of this Agreement. This agreement shall renew for successive terms of three (3) years if neither party has been apprised of a default under this agreement.

4.	TERMINATION

Either party may terminate this Agreement, with or without cause, by giving the other party thirty (30) days prior written notice.

5.	FORCE MAJEURE

Whenever performance by both parties of any of its obligations is substantially prevented by reason of an act of God, strike, lockout, law regulation or ordinance, war or war conditions, or by reason of any other matter beyond the control of the party, then such performance shall be excused and this Agreement shall be deemed suspended during the continuation of such circumstance.

6.	DISPUTES

If a dispute arises out of or relates to this Agreement (including any dispute as to breach or termination of the Agreement or as to any claim in tort, in equity or pursuant to any statute) a party to the Agreement may not commence any court or arbitration proceedings relating to the dispute unless it has complied with the following procedures (excluding the party seeking urgent interlocutory relief):

(i)    A party to this Agreement claiming that a dispute ("the Dispute") has arisen under or in relation to this Agreement must give written notice to the other party to this Agreement specifying the nature of the Dispute.

(ii)   On receipt of that notice by that other party, the parties to this contract must endeavour in good faith to resolve the Dispute expeditiously using informal dispute resolution techniques such as mediation, expert evaluation or determination or similar techniques agreed to them.

(iii)         If the parties do not agree within ten (10) days of receipt of the notice (or such further period as agreed in writing by them) as to:

  a.           the dispute resolution technique and procedures to be adopted;
  b.         the timetable for all steps in those procedures; and
  c.           the selection and compensation of the independent person required for such technique, the dispute shall be submitted to mediation.

(iv)    A mediator will enable the parties to mediate and settle the dispute. All discussions in the mediation will be without prejudice and will not be referred to in any later proceedings. The parties will bear their own costs in the mediation and will equally share the mediator's costs.

(v)    If the dispute is not resolved under clause (C) within a further 30 days after the appointment of a mediator, any party may then require the dispute to be referred to arbitration. If this clause is invoked:

   a.           the arbitration will take place in the State of California; and
   b.          the award in the arbitration will be final and binding on the parties.

7.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the state of California.

8.	MODIFICATION

This Agreement may be modified or amended only by an agreement in writing signed by both parties hereto.

9.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings or agreements, oral and written, or any nature whatsoever. By entering into this Agreement the parties acknowledge that they are not relying upon any statements or representations made prior to or contemporaneous with the execution of this Agreement.

N WITNESS WHEREOF, the parites have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

PREMIER BRANDS INC.

/s/ Jorge S. Olson
By:	Jorge S. Olson
President

FIRST KONTACT LLC

/s/ Juan Gutierrez
By:	Juan Gutierrez
COO

Exhibit A

Office Facility
-Office Space
-2 Conference Rooms
-3 Training Rooms
-Phones
-Computers
-Headsets
-Office Supplies

Human Resources
-3 Security guards
-Marketing team of 6 people
-Payroll and withholdings
-HR Director
-HR Manager
-HR Training
-HR Software
-Employee training
-Employee monitoring

TRAINING Services
-Sales training
-Software training
-Operations manual

Technology
-Custom Wholesale Distribution CRM
-Project Manager
-PBX
-T1 lines
-Auto dialers
-Complete IT department

Management Support
-Expertise from sales and marketing staff
-Support from COO
-Support from General Manager